UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 17, 2024

Rani Therapeutics Holdings, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40672	86-3114789
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2051 Ringwood Avenue
San Jose, California		95131
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (408) 457-3700

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	RANI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Collaboration Agreement

On June 17, 2024, Rani Therapeutics, LLC, an operating subsidiary of Rani Therapeutics Holdings, Inc. (“Rani”), and ProGen Co., Ltd. (“ProGen”) entered into a Collaboration Agreement (the “Collaboration Agreement”). Under the Collaboration Agreement, Rani and ProGen will collaborate to manufacture, develop, seek regulatory approvals for and, if approved, commercialize a product (the “Product”) combining ProGen’s GLP-1/GLP-2 dual agonist compound, PG-102, and the RaniPill HC oral delivery device (the “Device”) in the field of weight management (including without limitation obesity, weight reduction and weight maintenance) in humans (the “Collaboration”).

In accordance with a development plan approved by both Rani and ProGen, the parties will share responsibility for the development of the Product for weight management worldwide, with Rani leading such development for preclinical activities through Phase 1 clinical trials. After initiation of the first Phase 2 clinical trial of the Product, Rani will lead development of the Product in the United States, Canada, Europe (including the United Kingdom) and Australia and ProGen will lead development in all other countries. Rani and ProGen will prioritize seeking regulatory approvals for and, if approved, commercializing the Product in the United States, the European Union, the United Kingdom, Canada, Australia, Japan and South Korea. Rani and ProGen each hold the exclusive right to commercialize and sublicense the Product in their assigned territories.

Unless otherwise determined by the Collaboration Agreement, ProGen will be solely responsible for manufacturing and supplying PG-102 for all development and commercialization of the Product worldwide, and Rani shall be solely responsible for manufacturing and supplying the Product (the Device, and incorporating PG-102 into the Device) for all development and commercialization of the Product worldwide. Development costs, as well as operating profits and losses from the commercialization of the Product, will be equally shared by Rani and ProGen.

Under the Collaboration Agreement, Rani and ProGen each granted to the other party an exclusive right and license (except with respect to the other party’s affiliates and sublicensees) to certain intellectual property to develop the Product for weight management and an exclusive right and license to seek regulatory approval for, and to use, sell, offer to sell, import and commercialize the Product in their assigned territories.

Each party has the right to opt-out of the Collaboration (“Opt-Out”) at any time upon prior written notice to the other party. Following an Opt-Out, the continuing party shall have sole right to develop, conduct regulatory activities for and commercialize the Product on a worldwide basis. The Opt-Out party shall share all development costs and operating profit (or loss) through the effective date of the Opt-Out, and all costs to complete the conduct of any clinical trials of Product that have been initiated prior to delivery of the Opt-Out notice, even if the costs are incurred or the trials are completed after the effective date of the Opt-Out. The continuing party shall pay to the Opt-Out party low single to mid-single digit royalties on net sales of the Product made after the Opt-Out date depending on when the Opt-Out occurs.

The Collaboration Agreement contains customary representations, warranties and covenants, and mutual indemnification provisions. Under the Collaboration Agreement, the parties have certain rights to terminate for material breach, insolvency or safety concerns regarding the Product.

The description of the Collaboration Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the Collaboration Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024.

Item 8.01	Other Events.

The Company is making available a copy of a presentation (the “Presentation”) that the Company intends to use during a conference call and webcast scheduled to be held at 5 am Pacific Time on June 24, 2024 related to the Collaboration Agreement. A copy of the Presentation is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description

99.1	Presentation dated June 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 24, 2024		Rani Therapeutics Holdings, Inc.

	By:	/s/ Svai Sanford
Svai Sanford
Chief Financial Officer